SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement (the “Agreement”) is entered into this 9th day of August, 2016, and was effective as of January 1, 2016 (the “Effective Date”), by and between Project Baseball Sub, Inc., a Delaware corporation (the “Purchaser”) and Roger Ochs (“Executive”) (together, the “Parties”). Except as otherwise indicated herein, capitalized terms used herein are defined in Section 9.14.
WHEREAS, HDV Holdings, LLC, a Delaware Limited Liability Corporation (the “Seller”), and the Purchaser are parties to that certain Stock Purchase Agreement (as amended, the “Purchase Agreement”) to be executed contemporaneously with this Agreement, whereby the Purchaser will acquire 100% of the stock of HDV Holdings, Inc. (the “Company”);
WHEREAS, the Purchaser is a wholly owned indirect subsidiary of Blucora, Inc. (the “Parent”);
WHEREAS, it is a condition to the consummation of the transactions contemplated by the Purchase Agreement (the “Acquisition”) that this Agreement be in full force and effect on the Effective Date; and
WHEREAS, the Purchaser desires that Executive be employed by H.D. Vest, Inc., a Texas corporation (the “Employer”) on the terms and conditions set forth herein, and Executive is willing to accept such employment on such terms and conditions.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Employment and Acceptance
The Employer shall employ Executive, and Executive shall accept employment, subject to the terms of this Agreement, effective as of the Effective Date and ending as provided in Section 2 below.

2.	Term
Subject to earlier termination pursuant to Section 5 of this Agreement, the employment relationship hereunder shall continue from the Effective Date until the third (3rd) anniversary of the Effective Date (the “Initial Employment Period”), at which point this Agreement shall terminate unless extended by mutual written agreement by the Parties. As used in this Agreement, the “Employment Period” shall refer to the period beginning on the Effective Date

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and ending on the date Executive’s employment is terminated in accordance with this Section 2 or Section 5, as the case may be.

3.	Duties and Title
3.1    Title. Executive shall serve in the capacity of Chief Executive Officer of the Employer (the “CEO”) and shall report directly to the Chief Executive Officer of the Parent.
3.2    Duties. Executive shall devote Executive’s best efforts and full business time and attention to the business and affairs of the Employer and, to the extent requested, the Parent, and shall have all of the duties, responsibilities, functions and authority implied by his position, subject to the power and authority of the Board of Directors of the Purchaser (the “Board”) to expand or limit such duties, responsibilities and authority at any time (including, without limitation, as a result of a geographical expansion of the Employer’s business activities), and to overrule actions of officers of the Employer. Executive shall perform such Executive’s duties, responsibilities and functions to the Employer or any other member of the Parent hereunder to the best of Executive’s abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the policies and procedures of the Employer and the Parent in all material respects. In performing Executive’s duties and exercising Executive’s authority under this Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board or the board of managers of Parent and shall support and cooperate with the efforts of the members of the Parent to expand their businesses and operate profitably and in conformity with the business and strategic plans approved by the board of managers of the Parent. So long as Executive is employed by the Employer, Executive shall not, without the prior written consent of the Board (which consent shall not be unreasonably withheld by the Board), serve as a director of any other entity; provided that Executive may serve as a director of educational, welfare, social, religious and civic organizations without the prior consent of the Board so long as Executive is not compensated for such activities and such activities do not materially interfere with Executive’s employment with the Employer and its Subsidiaries.

4.	Salary, Bonus and Benefits by the Employer
As compensation for services rendered pursuant to this Agreement, the Employer shall provide Executive the following during the Employment Period:
4.1    Salary. During the Employment Period, Executive’s base salary shall be $400,000.00 per annum and shall be subject to review and adjustment by the Board on an annual basis (as adjusted from time to time, the “Base Salary”), which salary shall be payable by the Employer in regular installments in accordance with the Employer’s general payroll practices (in effect from time to time). Executive’s Base Salary for any partial year shall be pro-rated based upon the actual number of days elapsed in such year.
4.2    Bonus. For each calendar year during the Employment Period, Executive shall (a) receive an annual bonus in an amount equal to 100% of the Base Salary, conditioned upon achievement by the Employer and its Subsidiaries of financial, operating and other objectives set by the Board (which may be based on any criteria determined by the Board in consultation with Executive) (collectively, the “Performance Metrics”) for such calendar year, as reasonably determined by the Board, and (b) be eligible for an additional annual bonus in an amount up to $200,000, as determined by the Board, conditioned upon the Employer and its Subsidiaries exceeding the Performance Metrics to a degree set by the Board for such calendar year; provided that any bonus shall be paid in the calendar year following the calendar year to which the bonus relates and within ten (10) business days of the date on which the final audit for such calendar year is issued by Employer’s independent accountants but in no event later than December 31st following the calendar year to which the bonus relates.
4.3    Participation in Employee Benefit Plans. In addition to (but without duplication of) the Base Salary and any bonuses described above payable to Executive pursuant to this Section 4, during the Employment Period, Executive shall be entitled to (a) up to 5 weeks of paid time off per year to be taken in accordance with the Employer’s then current policy, and (b) subject to applicable eligibility requirements, such other benefit plans of the Employer as approved by the Board, which may be available to other similarly situated executives of the Employer, pursuant to the terms of such plans and on the same terms as other similarly situated executives of the Employer.
4.4    Expense Reimbursement. During the Employment Period, the Employer shall reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with the Employer’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Employer’s requirements with respect to reporting and documentation of such expenses.

5.	Termination of Employment
5.1    Termination by Executive without Good Reason. Executive may terminate the Employment Period by resigning upon prior written notice delivered to the Board effective as of the date set forth in such notice. If Executive terminates employment pursuant to this Section 5.1, Executive shall be entitled to receive the following: (a) Executive’s earned, accrued but unpaid Base Salary as of the date of termination; (b) benefits set forth in Section 4.3(b) through the date of termination, if any, in accordance with the terms of the benefit plans in which Executive participates as of the date of termination; (c) Executive’s accrued but unused and unpaid paid time off (to the extent payable in accordance with Employer’s then current policies), if any, as of the date of termination; and (d) expenses reimbursable under Section 4.4 incurred but not yet reimbursed to Executive as of the date of termination.
5.2    Involuntary Termination by the Employer without Cause or Termination by Executive with Good Reason. The Employment Period may be terminated by the Board without Cause upon prior written notice delivered to Executive, or by Executive with Good Reason upon prior written notice delivered to Employer, in each case effective as of the date set forth in such notice. In the event of termination pursuant to this Section 5.2, Executive shall be entitled to receive the following: (a) Executive’s earned, accrued but unpaid (x) Base Salary as of the date of termination and (y) cash bonus (if any) pursuant to Section 4.2 with respect to the calendar year ending on or preceding the date of termination, which bonus (if any) will be paid at the same time bonuses are paid pursuant to Section 4.2; (b) benefits set forth in Section 4.3(b) through the date of termination, if any, in accordance with the terms of the benefit plans in which Executive participates as of the date of termination; (c) Executive’s accrued but unused and unpaid paid time off (to the extent payable in accordance with Employer’s then current policies), if any, as of the date of termination; (d) expenses reimbursable under Section 4.4 incurred but not yet reimbursed to Executive as of the date of termination; (e) in the event that (x) each of the Employer and Executive would achieve their respective financial, operating and other objectives necessary for a bonus to be payable pursuant to Section 4.2 (as determined by the Board) in the calendar year in which the termination of the Employment Period occurs after such objectives of each of the Employer and Executive actually achieved during such applicable calendar year through (and including) the date of termination of the Employment Period are annualized, and (y) the termination of the Employment Period pursuant to this Section 5.2 occurs no earlier than 120 days after the beginning of such applicable calendar year, a pro rata portion (based on the number of actual days which have elapsed during such applicable calendar year prior to termination of the Employment Period) of the cash bonus (if any) that Executive would otherwise have been entitled pursuant to Section 4.2 had Executive been continuously employed by the Employer through the end of such calendar year (and such bonus shall be payable at any time after completion of the audit for such calendar year, but in any event in the calendar year following the calendar year to which the bonus relates); (f) for a period of eighteen (18) months beginning on the date of termination of Executive’s employment pursuant to this Section 5.2, Executive shall be entitled to receive two times Executive’s Base Salary as in effect immediately prior to the date of the termination of Executive’s employment, payable in installments in accordance with the customary payroll practices of the Employer in effect on the date of termination, and (g) a lump-sum payment in an amount equal to (x) the monthly COBRA premium in effect under the Company's group health plan as of the date of termination for the coverage in effect under such plan for Executive (and Executive's spouse and dependent children) on such date multiplied by (y) twelve (12) (less applicable withholding taxes), which amount shall be payable in a single lump sum on the first payroll date that is at least sixty (60) days following the date of termination (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the date of termination), in accordance with Section 6.3; provided, however, that notwithstanding the foregoing or any other provision in this Agreement to the contrary, the Company (or its successor) may unilaterally amend this Section 6(d)(ii) or eliminate the benefit provided hereunder to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on the Company or any of its subsidiaries, affiliates or successors, including, without limitation, under Section 4980D of the Code; provided however, that such payments described in clauses (f) and (g) of this sentence shall commence upon the date provided in Section 6.3. It is agreed and understood that Executive shall be entitled to receive the amounts set forth in clauses (f) and (g) of this Section 5.2 if and only if Executive has executed and delivered to the Employer a general release in form and substance as set forth on Exhibit A attached hereto (the "General Release") within the time limitations set forth in Section 6.3, the General Release has become effective, and so long as Executive has not revoked or breached the provisions of the General Release within the time frame provided in Section 6 or breached the provisions of Section 7 or Section 8 or any other agreement between Executive and the Parent.
5.3    Involuntary Termination by the Employer for Cause. The Employment Period may be terminated by the Board for Cause at any time upon delivery to Executive of written notice effective on the date such notice is received by Executive, unless other date is specified in such notice). If Executive’s employment is terminated by the Employer for Cause, Executive shall be entitled to receive only the payments and benefits set forth in subsections (a) through (d) of Section 5.1.
5.4    Termination Due to Death or Disability. The Employment Period shall terminate automatically upon Executive’s death or upon the Board’s good faith determination of Executive’s inability to perform the essential duties, responsibilities and functions of Executive’s position with the Employer as a result of any mental or physical illness, disability or incapacity. If Executive’s employment is terminated pursuant to this Section 5.4, Executive or Executive’s heirs shall be entitled to receive the same payments and benefits set forth in subsections (a) through (d) of Section 5.1.
5.5    Nonrenewal of Employment Period. In the event Executive’s employment ends because the Employer does not agree to extend either the Initial Employment Period or any other subsequent extension resulting from a mutual written agreement by the Parties, pursuant to Section 2, for any reason other than for Cause Executive shall be entitled to receive the same payments and benefits set forth in subsections (a) through (g) of Section 5.2.
5.6    No Other Benefits. Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from the

Employer or its Subsidiaries after the date of termination and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the date of termination shall cease upon such termination or expiration, other than as expressly required under applicable law.
5.7    Offset. The Employer may offset any bona fide amounts not in dispute that Executive currently owes Parent or any of its Subsidiaries against any amounts it or any of its Subsidiaries owes Executive hereunder, except that no offset shall be made from any amount if the offset would violate the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
5.8    Definition of Termination. A termination of the Employment Period shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning given in Treasury Regulation § 1.409A-1(h)(1)(ii), and for purposes of any such provision of this Agreement, references to a “termination”, “termination of the Employment Period”, “termination of employment” or similar terms shall mean “separation from service.”

6.	Section 409A Compliance
6.1    Intent. The intent of the Parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Employer be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A.
6.2    Specified Employee. Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (a) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (b) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum with interest accruing commencing on the date payment would have otherwise been made at the prime rate of interest most recently published in The Wall Street

Journal as of such date, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
6.3    Severance Payments Conditioned upon General Release. Executive shall forfeit all rights to severance payments pursuant to this Agreement unless Executive duly executes and deliver the General Release to the Employer (and the General Release is no longer subject to revocation) within sixty (60) days following the date of Executive’s termination of employment. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then to the extent any such cash payment to be provided is not “deferred compensation” for purposes of Code Section 409A, such payment shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue as provided herein. To the extent any such payment to be provided is “deferred compensation” for purposes of Code Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60) day following Executive’s termination of employment. The first such payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue as provided herein.
6.4    Expense Reimbursement Payments. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (a) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (b) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (c) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
6.5    Installment Payments. For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
6.6    Timing of Payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Employer.

7.	Proprietary Information
7.1    Obligation to Maintain Confidentiality. Executive acknowledges that the continued success of the Employer and Parent and all of their respective Subsidiaries and Affiliates (collectively, the “Parent Group”) depends upon the use and protection of Proprietary Information. Executive further acknowledges that the Proprietary Information obtained by Executive during the course of Executive’s employment (including, for all purposes herein, prior to the Closing) with the Employer or any of its Subsidiaries or Affiliates concerning the Business and the business and affairs of the Employer any member of the Parent Group (including, without limitation, Proprietary Information obtained by him while employed by the Employer and/or any of its Subsidiaries prior to the date of this Agreement and the acquisition of the Employer by Parent) is the property of Employer or such member of the Parent Group, including information concerning acquisition opportunities in or reasonably related to the Employer’s business or industry. Executive agrees to hold in strict confidence and in trust for the sole benefit of the Employer all Trade Secrets and Proprietary Information to which he may have or has had access during the course of his employment with Employer and will not disclose any Proprietary Information, directly or indirectly, to anyone outside of the Parent Group, nor use, copy, publish, summarize, or remove from the Employer premises such Proprietary Information (or remove from Employer premises any other property of the Employer) except  during his employment to the extent necessary to carry out Executive’s responsibilities under this Agreement. Executive further understands that the publication of any Proprietary Information through literature or speeches must be approved in advance in writing by the Board. Executive shall take reasonable and appropriate steps to safeguard Proprietary Information and to protect it against disclosure, misuse, espionage, loss and theft. Executive shall deliver to Employer upon the termination of the Employment Period, or at any other time Employer may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Proprietary Information, Work Product (as defined below) or the business of the Employer or any member of the Parent Group (including, without limitation, all acquisition prospects, lists and contact information) which Executive may then possess or have under his control.
7.2    Ownership of Property. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other Proprietary Information and all similar or related information (whether or not patentable) that relate to the Business and the Employer’s or any of member of the Parent Group’s actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by

Executive (either solely or jointly with others) while employed by the Employer or any of member of the Parent Group (“Work Product”), belong to the Employer or such member of the Parent Group, and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Employer or to such member of the Parent Group. Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws (including the United States Copyright Act (17 U.S.C., Section 101)), and the Employer or such member of the Parent Group shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to the Employer or such member of the Parent Group all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work Product to the Employer and perform all actions reasonably requested by the Board (whether during or after the Employment Period), at the Employer’s sole expense, to establish and confirm the Employer’s or such member of Parent Group’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments) in Work Product and copyrightable work identified by the Board. Executive is hereby advised that this Section 7.2 regarding the Parent Group’s ownership of Work Product does not apply to any invention that Executive developed entirely on his own time without using any equipment, supplies, facilities, or Trade Secret of the Parent Group except for those inventions that either (a) relate at the time of conception or reduction to practice of the invention to the business, or actual or demonstrably anticipated research or development of any member of the Parent Group, or (b) result from any work performed by Executive for any member of the Parent Group.
7.3    Third Party Information. Executive understands that the Employer and each member of the Parent Group will receive from third parties confidential or proprietary information (“Third Party Information”) that may be subject to a duty on the Employer’s and each member of the Parent Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 7.1 above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of the Employer or each member of the Parent Group who need to know such information in connection with their work for the Employer or such member of the Parent Group) or use, except in connection with Executive’s work for the Employer or any member of the Parent Group, Third Party Information unless expressly authorized by the Board in writing.
7.4    Use of Information of Prior Employers. During the Employment Period, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Employer or any member of the Parent Group any confidential information or trade secrets of any former employer or any other

Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person. This Section 7.4 shall not apply to confidential information or trade secrets of the Company.
7.5    Definition of Proprietary Information. For purposes of this Agreement, the term “Proprietary Information” shall mean all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential” or “proprietary”), in any form or medium, that relates to or results from the business, historical or projected financial results, products, services or research or development of the Employer (including the Company as the Employer’s predecessor), or any member of the Parent Group or their respective suppliers, distributors, customers, potential customers, independent contractors, third-party payors, providers or other business relations. Proprietary Information shall include, but is not limited to, the following: (a) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, risk management practices, health care programs designed for clients and patients, negotiation strategies and practices and accounting and business methods); (b) individual requirements of, specific contractual arrangements with, and information about, Employer’s or any member of the Parent Group’s employees (including personnel files and other information), suppliers, distributors, customers, potential customers, independent contractors, third-party payors, providers or other business relations and their confidential information, including, without limitation, patient records, medical histories and other information concerning patients (including, without limitation, all “Protected Health Information” within the meaning of the Health Insurance Portability and Accountability Act); (c) Trade Secrets, technology, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, flow charts, documentation, models, data and data bases relating thereto; (d) computer software, including operating systems, applications and program listings; (e) inventions, innovations, ideas, devices, improvements, developments, methods, processes, designs, analyses, drawings, photographs, reports and all similar or related information (whether or not patentable and whether or not reduced to practice); (f) copyrightable works; (g) intellectual property of every kind and description; and (h) all similar and related information in whatever form.
7.6    Definition of Trade Secret. For purposes of this Agreement, the term “Trade Secrets” means any and all information, including a formula, pattern, compilation, program, device, method, technique or process that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. By way of illustration but not limitation, “Trade Secrets” includes: (a) Work Product; (b) information regarding plans for research, development, current and new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, production, carriers and customers and potential customers; (c) information regarding the skills and compensation of other employees of Employer and the other members of the Parent Group; and (d) Third-Party Information. For the avoidance of doubt, “Trade Secrets” do not include any information which: (w) is already in the public domain or becomes available to the public through no breach of this Agreement by Executive, (x) is lawfully obtainable from non-confidential sources other than the Parent, its Subsidiaries, their Affiliates or their respective personnel, suppliers, distributors, customers, independent contractors or other business relations, (y) is legally available to Executive from non-confidential sources other than the Parent, its Subsidiaries, their Affiliates or their respective personnel, suppliers, distributors, customers, independent contractors or other business relations, or (z) is developed by Executive entirely on his own time without using Parent’s, its Subsidiaries’ or their Affiliates’ equipment, supplies, facilities, or trade secret information and does not relate at the time of conception to Parent’s, its Subsidiaries’ or their Affiliates’ business, or actual or demonstrably anticipated research or development of Parent, its Subsidiaries or their Affiliates, or result from any work performed by Executive for Parent, its Subsidiaries or their Affiliates.

8.	Non-Compete; Nonsolicitation; No-Hire
Executive acknowledges that (a) Executive has become familiar with and (b) in the course of Executive’s employment with the Employer, Executive will become familiar with the Trade Secrets of the Business and the Parent Group and with other Proprietary Information concerning the Business and the Parent Group and that Executive’s services will be of special, unique and extraordinary value to the Employer and the Parent Group and that the Employer would be irreparably damaged if he were to breach his obligations under this Agreement. Therefore, Executive agrees that, without limiting any other obligation pursuant to this Agreement:
8.1    Non-Compete. Executive agrees that, during the Employment Period and for a period of time consisting of the longer of either (x) eighteen (18) months beginning on the date of termination of Executive’s employment, or (y) the time period remaining between the date of termination of Executive’s employment and ending on the third (3rd) anniversary of the Effective Date (the “Non-compete Period”), Executive shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative capacity by, or in any manner engage with, any person, business or entity engaged in the business of or competing with the Employer or its Subsidiaries or any member of the Parent Group as such businesses exist or are in process during the Employment Period or on the date of the termination or expiration of the Employment Period, within any state in the United States or any other geographical area in which the Employer or its Subsidiaries or any member of the Parent Group engage or plan to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.
8.2    Nonsolicitation; No-Hire. During the Non-compete Period, Executive shall not directly or indirectly through another person, business or entity (a) induce or attempt to induce any employee of the Employer, the Parent Group or any of their respective Subsidiaries to leave the employ of the Employer or the Parent Group or such Subsidiary, or in any way interfere with the relationship between the Employer, the Parent Group or any of their respective Subsidiaries and any employee thereof, (b) hire any employee of the Employer, the Parent Group or any of their respective Subsidiaries or hire any former employee of the Employer, the Parent Group or any of their respective Subsidiaries within one year after such person ceased to be an employee of the Employer, the Parent Group or any of their respective Subsidiaries, (c) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee, Financial Advisor (as defined in the Purchase Agreement) or other business relation of the Employer, the Parent Group or any of their respective Subsidiaries to cease doing business with the Employer, Parent Group or such Subsidiary or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee, Financial Advisor or business relation and the Employer, the Parent Group or any such Subsidiary (including, without limitation, making any negative or disparaging statements or communications regarding the Employer, the Parent Group or their respective Subsidiaries or any of their officers, directors or employees) or (d) directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of the Employer, the Parent Group or any of their respective Subsidiaries and with which the Employer, the Parent Group or any of their respective Subsidiaries has entertained discussions or has requested and received information relating to the acquisition of such business by the Employer, the Parent Group or any of their respective Subsidiaries at any time within the two-year period immediately preceding the end of the Employment Period.
8.3    Non-Disparagement.
(a)    Executive agrees that Executive shall not disparage or encourage others to disparage the Employer or any member of the Parent Group or any of their respective past and present employees, directors, members, officers, managers, equityholders, products or services. For purposes of this Section 8.3(a), the term “disparage” includes, without limitation, comments or statements to the press, to the Employer’s employees or to any individual or entity with whom the Employer has a business relationship (including, without limitation, any vendor, supplier, customer or distributor of the Employer) that would adversely affect in any manner: (a) the conduct of any business of the Employer or any member of the Parent Group (including, without limitation, any business plans or prospects) or (b) the business reputation of the Employer or any member of the Parent Group.

(b)    The Employer agrees that the Employer and Parent shall not disparage or encourage others to disparage Executive. For purposes of this Section 8.3(b), the term “disparage” includes, without limitation, comments or statements to the press, to the Employer’s employees or to any individual or entity with whom Executive has a business relationship (including, without limitation, any vendor, supplier, customer or distributor of the Employer) that would adversely affect in any manner the business reputation of Executive.
8.4    Cooperation. Upon the receipt of reasonable notice from the Employer (including notice on behalf of the Employer by its outside counsel), Executive agrees that while employed by the Employer and, subject to Executive’s other business commitments, thereafter, Executive will respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Employer and will provide reasonable assistance to the Employer and its representatives in defense of any claims that may be made against the Employer, and will assist the Employer in the prosecution of any claims that may be made by the Employer, to the extent that such claims may relate to the period of Executive’s employment with the Employer or any predecessor). Executive agrees to promptly inform the Employer if Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against the Employer. Executive also agrees to promptly inform the Employer (to the extent Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Employer (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Employer with respect to such investigation, and shall not do so unless legally required. If Executive is required to provide any services pursuant to this Section 8.4 following the Employment Period, upon presentation of appropriate documentation, the Employer shall reimburse Executive for actual, reasonable out-of-pocket expenses incurred in connection with the performance of such services, as well as Executive's time at a rate of five hundred (500) dollars per hour.
8.5    Enforcement. If, at the time of enforcement of Section 7 or this Section 8, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration or scope reasonable under such circumstances shall be substituted for the stated period or scope and that the court may revise such restrictions to cover the maximum duration or scope permitted by law and reasonable under such circumstances. Because Executive’s services are unique and because Executive has access to Trade Secrets and Proprietary Information, the parties hereto agree that the Employer and each member of the Parent Group would be irreparably harmed by, and money damages would be an inadequate remedy for, any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Employer, any member of the Parent Group and/or their respective successors or assigns shall be, in addition to other rights and remedies existing in their favor, entitled to specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof. Each of the Executive and the Employer hereby further waives (a) any defense in any such action for specific performance that a remedy at law would be adequate, (b) any requirement under any law to post security as a prerequisite to obtaining such equitable relief and (c) any defense in any such motion for specific performance that such remedy is unavailable as a result of the Employer’s breach or alleged breach of this Agreement.
8.6    Additional Acknowledgments. Executive acknowledges that the provisions of Section 7 and this Section 8 are in consideration of employment with the Employer and additional good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Section 7 and this Section 8 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive acknowledges (a) that the business of the Employer will be conducted throughout the United States and its territories, (b) notwithstanding the state of organization or principal office of the Employer or facilities, or any of their respective executives or employees (including Executive), it is expected that the Employer will have business activities and have valuable business relationships within its industry throughout the United States and its territories, and (c) as part of Executive’s responsibilities, Executive will be traveling throughout the United States and other jurisdictions where the Employer conduct business during the Employment Period in furtherance of the Employer’s business and its relationships. Executive agrees and acknowledges that the potential harm to the Employer of the non-enforcement of any provision of Section 7 and this Section 8 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and consulted with legal counsel of his choosing regarding its contents, has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Employer now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter and time period.

9.	Other Provisions
9.1    Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the Business or any other business of the Parent Group at any time during the Employment Period (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

9.2    Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail, shall be copied via email to the address(es) listed below, and shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:
If to the Employer, to:
H. D. Vest, Inc.
c/o Project Baseball Sub, Inc.
10900 NE 8th Street, Suite 800
Bellevue, WA 98004

Attn:	Chief Legal and Administrative Officer

Email:	Mark.Finkelstein@blucora.com

Fax:	(425) 201-6167

With a copy to:
Project Baseball Sub, Inc.
c/o Blucora, Inc.
10900 NE 8th Street, Suite 800
Bellevue, WA 98004

Attn:	Chief Legal and Administrative Officer

Email:	Mark.Finkelstein@blucora.com

Fax:	(425) 201-6167

If to Parent:    Blucora, Inc.
10900 NE 8th Street, Suite 800
Bellevue, WA 98004

Attn:	Chief Legal and Administrative Officer

Email:	Mark.Finkelstein@blucora.com

Fax:	(425) 201-6167

If to Executive, to Executive’s home address reflected in the Employer’s records, with a copy to:
Kevin Robinowitz
Lackey Hershman, L.L.P.
3102 Oak Lawn Ave., Suite 777
Dallas, Texas 75219
E-mail: kpr@lhlaw.net
Fax:    (214) 560-2203

9.3    Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including but not limited to, any term sheets, offer letters or similar documents contemplating the execution of an employment agreement setting forth the terms and conditions of Executive’s future employment with the Employer.
9.4    Representations and Warranties by Executive. Executive represents and warrants that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (b) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Employer, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.
9.5    Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
9.6    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever in this Agreement or any other agreement contemplated herein the Board is permitted or required to take any action or to make a decision or determination, the Board shall take such action or make such decision or determination in its sole discretion, unless another standard is expressly set forth herein or therein. Whenever in this Agreement or any other agreement contemplated herein the Board is permitted or required to take any action or to make a decision or determination in its “sole discretion” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, each member of the Board shall be entitled to consider such interests and factors as such member desires (including the interests of such member’s Affiliates or employers).
9.7    Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Texas applicable to agreements made and/or to be performed entirely within that State, without regard to conflicts of laws principles. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Texas located in Dallas County, Texas or the United States District Court for the Northern District of Texas, Dallas Division and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits for himself, herself or itself in any proceeding relating to this Agreement or Executive’s employment by the Employer, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Texas, the court of the United States of America for the Northern District of Texas, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Texas State court or, to the extent permitted by law, in such federal court; (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that he or it may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same or seek removal to another court; (c) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at his, her or its address as provided in Section 9.2; and (d) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Texas.
9.8    MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS

TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIP ESTABLISHED AMONG THE PARTIES HEREUNDER.
9.9    Assignment. This Agreement and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Employer to a person or entity which is an Affiliate or a successor in interest to substantially all of the business operations of the Employer. Upon such assignment, the rights of the Employer hereunder shall become the rights of such Affiliate or successor person or entity, but Employer shall remain jointly and severally liable, with the Affiliate or successor person or entity, for all obligations arising under this Agreement.
9.10    Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
9.11    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
9.12    Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.
9.13    Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. Further, in lieu of such invalid, void, unenforceable or against public policy provision, there will be automatically included, as part of this Agreement and to the extent allowed by controlling law, a provision as similar in terms to such invalid, void, unenforceable or against public policy provision as may be possible and legal, valid and enforceable. In the event any controlling law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid a valid provision, such provision shall be considered to be valid from the date provided in such interpretation or amendment or, in the event the interpretation or amendment does not otherwise provide, from the effective date of such interpretation or amendment. Executive acknowledges that the restrictive covenants contained in Sections 7 and 8 or elsewhere are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.
9.14    Definitions. For purposes of this Agreement, terms used herein but not otherwise defined shall have the meanings set forth in the Purchase Agreement. The following terms shall have the meanings set forth below:
“Affiliate” means, with respect to the Parent and its Subsidiaries, any other Person controlling, controlled by or under common control with the Parent or any of its Subsidiaries and, in the case of a Person which is a partnership, any partner of the Person.
“Business” means the business of the Employer and any member of the Parent Group while this Agreement is in effect, including, without limitation, the business relating to providing comprehensive brokerage and financial advisory services through tax professionals and accountants that are engaged part-time as independent contractors and who are: (a) investment advisers or are supervised persons of, or persons associated with, an investment adviser (in each case as defined in the United States Investment Advisers Act of 1940, as amended); and/or (b) are broker-dealers registered under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or associated persons thereof, as defined in the Exchange Act).
“Cause” means, as determined by the Board in its reasonable discretion: (a) Executive's conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving dishonesty, wrongful taking of property, immoral conduct, bribery or extortion or any felony; (b) willful material misconduct by Executive in connection with the business of the Company; (c) Executive's continued and willful failure to perform substantially his responsibilities to the Company under this Agreement, after written demand for substantial performance has been given by the Board that specifically identifies how Executive has not substantially performed his responsibilities; (d) Executive’s improper disclosure of confidential information or other material breach of this Agreement; (e) Executive's material fraud or dishonesty against the Company; (f) Executive's willful and material breach of the Company's written code of conduct and business ethics or other material written policy, procedure or guideline in effect from time to time (provided that Executive was given access to a copy of such policy, procedure or guideline prior to the alleged breach) relating to personal conduct; or (g) Executive's willful attempt to obstruct or willful failure to cooperate with any investigation authorized by the Board or any governmental or self-regulatory entity. Any determination of Cause by the Company shall be made by a resolution approved by a majority of the members of the Board, provided that, with respect to Section (c), the Board must give the Executive notice and sixty (60) days to cure the substantial nonperformance.
“Good Reason” means (a) relocation of Executive’s primary work place more than fifty (50) miles from his present place of work without Executive’s written consent, (b) a reduction in the amount of the Base Salary in effect from time to time, or (c) significant and material diminution in Executive’s title or responsibilities hereunder without Executive’s written consent; provided, however, that no resignation under this Agreement shall constitute resignation for Good Reason unless (x) Executive gives written notice of the event constituting Good Reason to the Board and the Board of Parent within ninety (90) days of the occurrence of such event, (y) the Employer (and its successors or assigns, if any) fail(s) to cure such event, if curable, within thirty (30) days of the receipt of such notice and (z) Executive delivers written notice of resignation within thirty (30) days of the expiration of the cure period described in clause (y).
“Parent” means Blucora, Inc., a Delaware corporation and parent of the Employer.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
“Subsidiary” or “Subsidiaries” means any Person of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by the Parent or one or more of its Subsidiaries or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Parent or one or more of its Subsidiaries or a combination thereof and for this purpose a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.
9.15    Insurance. The Employer, at its discretion, may apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered available. Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Employer shall not access any information, whether medical or otherwise, that is obtained from Executive or relates to Executive, and that is gathered, created or produced in connection with this Section 9.15. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

9.16    Tax Withholding. The members of the Parent Group shall be entitled to deduct or withhold from any amounts owing from the Parent Group to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from a member of the Parent Group. In the event a member of the Parent Group does not make such deductions or withholdings, Executive shall indemnify the Parent Group for any amounts paid with respect to any such Taxes, together (if such failure to withhold was at the written direction of Executive) with any interest, penalties and related expenses thereto.
9.17    Remedies. Each of the Parties to this Agreement (and the Parent as a third party beneficiary) will be entitled to enforce its rights under this Agreement specifically, to recover actual damages and reasonable costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The Parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court or other tribunal (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
[Remainder of this page intentionally left blank; Signature page to follow]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Second Amended and Restated Employment Agreement as of the above written date.

PROJECT BASEBALL, SUB, INC. By: s/ John S. Clendening_______ Name: John S. Clendening Title: President and Chief Executive Officer
/s/ Roger Ochs Roger Ochs

Signature Page to Amended and Restated Employment Agreement

EXHIBIT A
GENERAL RELEASE
I, Roger Ochs, in consideration of and subject to the performance by Project Baseball Sub, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement, dated as of ______ __, 2015 (the “Agreement”), do hereby execute this general release ("General Release"), and hereby release and forever discharge, as of the date hereof, Parent, the Company and their respective affiliates and subsidiaries and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of Parent, the Company and their respective affiliates and subsidiaries and direct or indirect owners (collectively, the “Released Parties”) to the limited extent provided below. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.
(1)    I understand that any payments or benefits paid or granted to me under Section 5.2(f) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 5.2(f) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.
(2)    Except as provided in paragraph 4 below, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all other claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and

Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).
(3)    I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter released by paragraph 2 above.
(4)    I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967). This General Release shall not waive, affect or modify my rights as a shareholder or as a stock option holder. Nor will it waive, affect or modify my rights, if any, under any promissory notes, rollover agreements, or deferred compensation plans.
(5)    I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties for any of the claims released herein. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.
(6)    Notwithstanding anything in this Release to the contrary, the parties agree I am not waiving any of my vested rights as specifically provided for under the Company’s 401(k) plan.
(7)    In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied that has been released herein. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim that has been released seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim that has been released and was brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim that is being released herein and that is of the type described in paragraph 2 as of the execution of this General Release.
(8)    I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.
(9)    I agree that if I violate this General Release by suing the Company or the other Released Parties to recover for any Claim released herein, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees and return all payments received by me pursuant to Section 5.2(f) of the Agreement. I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family, a Court of competent jurisdiction, and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. The Company agrees to disclose any such information only to any tax, legal or other counsel of the Company as required by law.
(10)    Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.
(11)    I agree to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me for reasonable travel expenses, (including lodging and meals), upon my submission of receipts, and will pay me for my time at the rate of five hundred ($500) dollars per hour.
(12)    I agree not to disparage the Company, its past and present investors, officers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained. I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.
(13)    I represent that I am not aware of any claim herein other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it. Nevertheless, I hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts and I hereby expressly waive any and all rights and benefits confirmed upon me by the provisions of California Civil Code Section 1542, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
Being aware of such provisions of law, I agree to expressly waive any rights I may have thereunder with respect to the claims released herein, as well as under any other statute or common law principles of similar effect.
Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement or any other agreement between me and the Company or any other Released Party, in each case, after the date hereof.
Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General

Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
(1)    I HAVE READ IT CAREFULLY;
(2)    I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
(3)    I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
(4)    I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
(5)    I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON _______________ TO CONSIDER IT AND THE CHANGES MADE SINCE THE ________________ VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;
(6)    I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
(7)    I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
(8)    I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

Dated:	SIGNED: